Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 (No. 333-00000) and related prospectus of NUR Macroprinters Ltd. for the registration of 90,165,265 ordinary shares and to the incorporation by reference therein of our report dated June 29, 2007 with respect to the consolidated financial statements of NUR Macroprinters Ltd. and its subsidiaries included in its Annual Report on Form 20-F for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global

Tel Aviv, Israel
June 29, 2007